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                                                                    EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement No. 333-126494 on Form S-3 of Keryx Biopharmaceuticals, Inc. (the "Company"), filed by the Company on July 11, 2005, of our report dated April 6, 2004 (relating to the consolidated financial statements of Access Oncology, Inc. and Subsidiaries as of and for the year ended December 31, 2003, not presented separately herein) appearing in amendment No. 1 of Form 8-K/A of Keryx Biopharmaceuticals, Inc. filed with the Securities and Exchange Commission on April 20, 2004.

We also consent to the reference to us under the heading "Experts" in the Prospectus Supplement which is part of this Registration.

Deloitte & Touche LLP

New York, New York
July 14, 2005